Exhibit 16.1

March 20, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States

Commissioners:

We have read Item 16F of the Form 20-F of InflaRx N.V. to be filed on March 20, 2026 and are in agreement with the statements contained in the second and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft